Exhibit 5.1

January 19, 2022

Jeffrey Peck, Chief Executive Officer
iSun, Inc.
400 Avenue D, Suite 10
Williston, VT 05495

Dear Mr. Peck:

We have represented iSun, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of 1,810,915 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), all of which are issued and outstanding.

In connection with this opinion, we have examined and relied upon the records of the Company with respect to the purchase and issuance of the Shares, the Registration Statement in the form to be filed with the Commission on the date hereof, the Company’s Second Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

60 LAKE STREET, 2ND FLOOR / PO BOX 5839, BURLINGTON, VT 05402 / T. (802) 658-7830 / F. (802) 658-0978
1087 ELM STREET, SUITE 204/ MANCHESTER, NH 03101 / T. (603) 658-7830

iSun, Inc.
January 19, 2022
Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We consent to the reference to our Firm under the caption “Legal Matters” in the in the Registration Statement and to the filing of this Opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder. This opinion speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/Merritt & Merritt

Merritt & Merritt

60 LAKE STREET, 2ND FLOOR / PO BOX 5839, BURLINGTON, VT 05402 / T. (802) 658-7830 / F. (802) 658-0978
1087 ELM STREET, SUITE 204/ MANCHESTER, NH 03101 / T. (603) 658-7830